Exhibit 10.117

10 June 2009
(1) GPS (GREAT BRITAIN) LIMITED (2) STEPHEN SUNNUCKS
AMENDED SERVICE AGREEMENT

CONTENTS
Clause    Page

1	MEANING OF WORDS USED 3

2	PREVIOUS AGREEMENTS 4

3	APPOINTMENT, DURATION AND NOTICE 5

4	DUTIES 6

5	PLACE OF WORK 7

6	HOURS OF WORK 7

7	REMUNERATION 7

8	EXPENSES 8

9	PENSION AND OTHER BENEFITS 9

10	HOLIDAYS 9

11	INCAPACITY 10

12	CONFLICT OF INTERESTS 11

13	RESTRICTIVE COVENANTS 12
14     POST-TERMINATION SEVERANCE PERIOD 17

15	CONFIDENTIALITY 18

16	INTELLECTUAL PROPERTY RIGHTS 20

17	TERMINATION 21

18	DEDUCTIONS 24

19	DELIVERY OF DOCUMENTS AND PROPERTY 24

20	RESIGNATION AS DIRECTOR 25

21	RIGHTS FOLLOWING TERMINATION 26

22	THIRD PARTY RIGHTS 26

23	DATA PROTECTION 26

24	NOTICES 27

25	MISCELLANEOUS 27

THIS AGREEMENT is made the 10th day of June 2009
BETWEEN

(1)	GPS (GREAT BRITAIN) LIMITED whose registered office is at 10 Upper Bank Street, London E14 5JJ (“the Company”) and

(2)	STEPHEN SUNNUCKS of [_______________________________________] (“the Executive”)
WHEREBY IT IS AGREED as follows:

1.	Meaning of words used

1.1	In this Agreement the following expressions have the following meanings:

“Board”
the Board of Directors of the Company from time to time and any other person or persons authorised by the Board as its representative for the purposes of this Agreement including without limitation the Remuneration Committee;

“Commencement Date”	27 June 2005
“Group Company”
any holding company (including Gap Inc.) from time to time of the Company or any subsidiary or associated company from time to time of the Company or of any such holding company (for which purpose “holding company” and “subsidiary” have the meanings ascribed to them by Section 736 of the Companies Act 1985 as amended by the Companies Act 1989 and “associated company” means any company which any such holding company or subsidiary holds or controls more than 20 per cent. of the equity share capital);

“Group”	the Company and every Group Company wherever registered or incorporated;
“the 1996 Act”	The Employment Rights Act 1996;
“holiday year”	the period of 12 months from 1 April to 31 March;
“PAYE deductions”
deductions made to comply with or meet any liability of the Company to account for tax pursuant to regulations made under Chapter 2 of Part 11 Income Tax (Earnings and Pensions) Act 2003 and with any obligations to deduct national insurance contributions;

“recognised investment exchange”	has the meaning in Section 285 of the Financial Services and Markets Act 2000;
“Termination Date”	the date on which the Executive’s employment under this Agreement terminates and references to “from the Termination Date” mean from and including the date of termination.

1.2	References herein to “clauses” and “sub‑clauses” are to clauses and sub‑clauses of this Agreement unless otherwise specified.

1.3	Unless otherwise required words denoting the singular include the plural and vice versa.

1.4	References in this Agreement to statutory provisions include all modifications and re‑enactments of them and all subordinate legislation made under them.

1.5	Clause headings are included in this Agreement for convenience only and do not affect its construction.

2.	Previous agreements

2.1
This Agreement dated 10 June 2009 contains the entire and only agreement and will govern the relationship between the Company and the Executive from the Commencement Date in substitution for all previous agreements and arrangements whether written, oral or implied between the Company or any Group Company and the Executive relating to the services of the Executive all of which will terminate by consent with effect from the Commencement Date, including for the avoidance of doubt, the previous service agreement between the Executive and Company dated 25 June 2007.

2.2
The Executive and the Company acknowledge that in entering into this Agreement neither has relied on any representation or undertaking by the other whether oral or in writing except as expressly incorporated in this Agreement. The Company will not be liable for any misrepresentation by it or any Group Company before the Commencement Date made innocently or negligently and any remedy of the Executive in respect of any representation which is untrue made before the Commencement Date will be limited to damages for breach of contract.

2.3
The Executive warrants and represents to the Company that he will not breach any existing or former terms of employment applicable to him whether express or implied or any other obligation binding on him by reason of entering into this Agreement or performing any of his duties and obligations under it.

3.	Appointment, duration and notice

3.1
The Company will employ the Executive and the Executive will serve the Company as Division President, Europe and International Strategic Alliances, reporting to Glenn Murphy, Chairman and Chief Executive Officer, Gap Inc. The Company has the right in its absolute discretion to change the person or person to whom the Executive reports.

3.1
The said appointment will commenced on 27 June 2005 and will continue subject as follows unless and until the employment is terminated either by the Company giving to the Executive not less than six calendar months’ written notice or by the Executive giving to the Company not less than six calendar months’ written notice to expire at any time.

3.2
Without prejudice to clauses 17.1 and 17.2 at its absolute discretion the Company may terminate this Agreement and the Executive’s employment with immediate effect at any time by giving him written notice and paying him in full and final settlement of all claims which he has or may have against the Company, any Group Company or any director, employee or agent of the Company or any Group Company under or arising out of his employment with the Company or any such Group Company, the termination of his employment (including without limitation his right to notice pursuant to clause 3.2) or otherwise basic salary at the rate applicable at the Termination Date (less PAYE deductions) in lieu of the notice period referred to in clause 3.2 or remainder of the notice period if at the Company’s request the Executive has worked (or been excluded pursuant to clause 17.2) during part of the notice period. For the avoidance of doubt the Executive’s employment will terminate on the date specified in the notice given by the Company pursuant to this clause.

3.3
The Executive’s continuous employment with the Company for the purposes of the 1996 Act commenced on 27 June 2005. No employment with a previous employer counts for the purposes of the 1996 Act as part of the Executive’s period of continuous employment.

4.	Duties

4.1
The Executive will carry out such duties and functions, exercise such powers and comply with such instructions in connection with the business of the Company and the Group as the Company reasonably determines from time to time. Except when prevented by illness, accident or holiday as provided below the Executive will devote the whole of his time and all of his attention and skill to the affairs of the Company and where appropriate the Group and use his best endeavours to promote their interests.

4.2
The Executive will if and so long as he is so required by the Company carry out duties for and/or act as a director, officer or employee of any other Group Company. The duties attendant on any such appointment will be carried out by the Executive as if they were duties to be performed by him on behalf of the Company under this Agreement.

4.3
The Executive will at all times promptly give to the Company (in writing if requested) all information, explanations and assistance that the Company may require in connection with the business or affairs of the Company and the Group and his employment under this Agreement.

4.4
Without prejudice to clause 17.2 the Company may at any time require the Executive to cease performing and exercising all or any of such duties, functions or powers and/or the Company may appoint any person or persons to act jointly with the Executive to discharge his duties and functions hereunder.

4.5
The Company is not obliged to ensure that the Executive remains a director of the Company within the meaning of Section 741 of the Companies Act 1985 as amended and the removal of the Executive from the Company in accordance with the Company’s Articles of Association or if required by law or otherwise will not be a breach of this Agreement by the Company.

5.	Place of work

5.1
The Executive will perform his duties at the European Headquarters currently located in London, U.K. and at such other place or places as the Company reasonably requires. The Executive may be required to travel both inside and outside the United Kingdom in the course of his duties.

6.	Hours of work

6.1
The Company’s normal office hours are from 9am to 6pm Monday to Friday but the Executive will be required to work outside these hours without additional remuneration in order to meet the requirements of the business and for the proper performance of his duties. In view of the Executive’s seniority and managerial duties and responsibilities, the Executive is regarded as a “managing executive” for the purposes of the Working Time Regulations 1998.

7.	Remuneration

7.1
The Company will pay the Executive a salary at the rate of £446,250 per annum with effect from the Commencement Date which salary will accrue from day to day and be payable in arrears by equal monthly instalments on the last day of each month.

7.2
The Executive’s salary will be subject to reviews by the Company which will be effective on and from April in each year during the Executive’s employment under this Agreement commencing from April 2006 provided that the increase (if any) of such salary will be a matter to be decided at the Company’s absolute discretion. The fact that the Executive’s salary may be increased in any year or years during his employment does not confer any right on the Executive to receive any increase in any subsequent year.

7.3	The salary referred to in clause 7.1 will be inclusive of any director’s fees to which the Executive may be entitled as a director of the Company or of any Group Company.

7.4
Based on the Executive’s position as Division President, Europe and International Strategic Alliances, he will participate in the Management Incentive Compensation Award Plan (MICAP) or such substitute scheme as may be applicable from time to time, if any. MICAP is a cash incentive programme that rewards achievement of Gap Inc. and/or Division financial objectives as well as individual performance. Under the current programme his annual target bonus will be 75% of the Executive's base salary. Depending on results, the Executive's actual bonus, if any, may be higher or lower and can reach a maximum of 150%. Bonus payments will be prorated based on time in position, divisional or country assignment and changes in base salary or incentive target that may occur during the fiscal year. The Gap, Inc. has the right to modify the programme at any time. Management discretion can be used to modify the final award amount.

7.5
As a participant in the Company’s Focal Review process, in addition to the stock option and stock awards set out in the offer letter dated April 18, 2005 from Gap Inc. to the Executive, the Executive may be eligible for future stock option awards provided that the Executive continues employment with the Company or any affiliated company of Gap Inc.

7.6
Based on his position as Division President, Europe and International Strategic Alliances, the Executive is eligible for performance stock awards. Performance stock awards reward achievement of Gap Inc. and/or division financial objectives. Under the current programme, his annual target for this program is equal to 100% of base salary. Depending on results, the Executive's actual performance stock award, if any, may be higher or lower and can reach a maximum of 200%. Performance stock awards will be prorated based on time in position, changes in base salary, or changes to the performance stock award target that may occur during the fiscal year. Awards are made in the form of performance units that are paid in Gap Inc. stock upon vesting. Awards are subject to approval by the Committee and the provisions of Gap Inc.’s stock plan. Gap Inc. has the right to modify the program at any time. Management discretion can be used to modify the final award amount. Awards are subject to income tax withholding upon vesting.

8.	Expenses

8.1
The Executive will be reimbursed all out of pocket expenses reasonably and properly incurred by him in the performance of his duties under this Agreement on hotel, travelling, entertainment and other similar items provided that he complies with the Company’s then current guidelines relating to expenses and produces to the Company satisfactory evidence of expenditure.

9.	Pension and other benefits

9.1
The Executive will be eligible to participate in a group personal pension scheme. The Company will match his contribution up to 10% of his annual base salary should he contribute a minimum of 5% of his annual base salary.

9.2	During his employment the Executive will be entitled to participate at the Company’s expense in the Company’s:

9.2.1	private medical expenses insurance scheme for the benefit of the Executive and his wife/partner and all dependent children in full time education under the age of 21;

9.2.2	permanent health insurance scheme
subject to the rules of the said schemes from time to time (and any replacement schemes provided by the Company) and subject to the Executive (and where appropriate his wife/partner and dependent children) being eligible to participate in or benefit from such schemes pursuant to their rules at a cost which is acceptable to the Company.

9.3	The Executive will be eligible for an employee discount and agrees to abide by the terms and conditions of the employee discount notice to be notified to the Executive separately.

9.4	The executive will be eligable for financial planning assistance valued at £10,000 (gross) per annum with effect from the date of this Agreement.

10.	Holidays

10.1
In addition to normal public holidays the Executive will be entitled to 30 working days’ paid holiday in each holiday year, such holiday to be taken at such time or times as may be approved by the Company.

10.2
In each holiday year (apart from the year in which the Executive’s employment commences or terminates) the Executive will be expected to take at least the 20 days’ holiday (including normal public holidays) to which he is entitled under the Working Time Regulations 1998.

10.3
Subject to clause 11.2, the Executive may carry forward to the following holiday year with the Company’s written approval up to 5 days’ unused holiday entitlement but he must take any holiday which is carried forward before the end of June in that year.

10.4	The Executive’s entitlement to paid holiday in the holiday year in which his employment terminates will be 2.5 days for each completed calendar month in that year.

10.5
Where the Executive has taken more or less than his holiday entitlement in the year his employment terminates, a proportionate adjustment will be made by way of addition to or deduction from (as appropriate) his final gross pay calculated on a pro‑rata basis.

11.	Incapacity

11.1
If the Executive is absent from his duties as a result of illness or injury he will notify the Company President as soon as possible and complete any self‑certification forms which are required by the Company. If the incapacity continues for a period of seven days or more he will produce to the Company a medical certificate to cover the duration of such absence.

11.2
Subject to the rest of clause 11 and to 17.1.7 and subject to the receipt of the appropriate certificates in accordance with clause 11.1, if the Executive is absent from his duties as a result of illness or injury he will be entitled to payment of his basic salary at the full rate and enjoy his benefits hereunder in respect of such illness or injury for a period (in total) of up to 26 weeks in any period of 12 months (whether the absence is intermittent or continuous). Thereafter during sickness absence the Executive will not be entitled to any further salary or benefits (other than any medical expenses or permanent health insurance provided by the Company) including without limitation provision of a car until he has returned to work and completed three months’ continuous service with no absences from work other than agreed holidays.

11.3
If the Executive is absent from work because of any injury or condition (physical or mental and whether or not sustained in the course of his duties) caused wholly or partly by any act or omission of any third party (other than the Company or any Group Company) and recovers damages or compensation from such party, the Executive will repay immediately to the Company a sum equivalent to the amount (if any) of any such damages or compensation which relates to any period of absence during which the Executive received salary from the Company pursuant to clause 11.2.

11.4
If the Executive has been absent from work because of any injury or condition (physical or mental) caused wholly or partly by the Company or any Group Company or any person for whom the Company or any Group Company is vicariously liable and for which the Executive may be or become entitled to recover damages or compensation, any such damages or compensation payable will be reduced by the amount of any salary (including Statutory Sick Pay) paid to him and by the pension received or receivable by him in the period in respect of which such damages or compensation are calculated.

11.5
The Executive’s basic salary paid under clause 11.2 will include any Statutory Sick Pay payable and when this is exhausted will be reduced by the amount of any Social Security Sickness Benefit or other benefits recoverable by the Executive (whether or not recovered).

11.6
The provisions of this clause and any right or prospective right the Executive has or may have to receive any benefits under the Company’s permanent health insurance scheme referred to in clause 9.2.2 will not prejudice or limit in any way the Company’s right to terminate this Agreement pursuant to its terms. In particular but without limitation the Company may terminate the Executive’s employment pursuant to clauses 3.2 or 3.3 for any reason and to clause 17.1 on the grounds set out in that clause even if such termination would prejudice or limit the Executive’s rights or prospective rights under the Company’s permanent health insurance scheme. The Company may terminate this Agreement pursuant to clause 17.1.1 to 17.1.8 inclusive even if at the time of such termination Company sick pay payable pursuant to clause 11.2 has not been exhausted.

11.7
Whether or not the Executive is absent by reason of sickness, injury or other incapacity the Executive will at the request of the Company agree to have a medical examination performed by a doctor appointed and paid for by the Company and the Executive hereby authorises the Company to have unconditional access to any report or reports (including copies) produced as a result of any such examination as the Company may from time to time require and entitlements to salary pursuant to clause 11.2 will be conditional on the Executive complying with the terms of this clause 11.7.

12.	Conflict of interests

12.1
The Executive will disclose promptly to the Company in writing all his interests in any business other than that of the Company and the Group and will notify the Company immediately of any change in his external interests. Except with the written consent of the Chief Compliance Officer of the Gap,

Inc. or as set forth herein the Executive will not during his employment under this Agreement be directly or indirectly engaged, concerned, interested or involved in any way, whether as director, officer, employee, shareholder, consultant, partner, principal, servant or agent or otherwise (on his own behalf or on behalf of or in association with any other person) in any other trade, business or occupation other than the business of the Company or any Group Company. This clause will not prevent the Executive from being interested for passive investment purposes only as a member, debenture holder, loan note holder or beneficial owner of any stock, shares or debentures, or loan notes, which are listed or dealt in on a recognised investment exchange and which do not represent more than one per cent of the total share or loan capital from time to time in issue in such company. This clause also will not prevent the Executive from being interested for passive investment purposes only as a member, debenture holder, loan note holder or beneficial owner of any stock, shares or debentures, or loan notes in Phase Eight and Fat Face in an amount not in excess of three percent of the total share or loan capital from time to time in each such company. To avoid any doubt, a passive investment purpose only as a member, debenture holder, loan note holder or beneficial owner of any stock, shares or debentures or loan notes means that the Executive cannot be a director, officer, employee, consultant, partner, principal, servant, or agent of such companies.

12.2
The Executive will not during his employment introduce to any other person, firm, company or organisation business of any kind with which the Company or any other Group Company for which he has performed services under this Agreement is able to deal and he will not have any financial interest in, or derive any financial or other benefit from, contracts or transactions entered into by the Company or any other Group Company for which he has performed services under this Agreement with any third party without first disclosing such interest or benefit to the Company and obtaining its written approval.

13.	Restrictive covenants

13.1	In this clause 13 the following expressions have the following meanings:

“Critical Person”
any person who was an employee, agent, director, consultant or independent contractor employed, appointed or engaged by the Company or any Relevant Group Company at any time within the Relevant Period who by reason of such employment, appointment or engagement and in particular his/her seniority and expertise or knowledge of trade secrets or confidential information of the Company or any Group Company or knowledge of or influence over the clients, customers or suppliers of the Company or any Group Company is likely to be able to assist or benefit a business in or proposing to be in competition with the Company or any Relevant Group Company;

“Products or Services”
products or services which are of the same kind as or of a materially similar kind to or competitive with any products or services sold or supplied by the Company or any Relevant Group Company within the Relevant Period;

“Relevant Customer”	any person, firm, company or organisation who or which at any time during the Relevant Period is or was:
(i) negotiating with the Company or a Relevant Group Company for the sale or supply of Relevant Products or Services; or
(ii) a client or customer of the Company or any Relevant Group Company for the sale or supply of Relevant Products or Services; or
(iii) in the habit of dealing with the Company or any Relevant Group Company for the sale or supply of Relevant Products or Services and in each case with whom or which the Executive was directly concerned or connected or of whom or which the Executive had personal knowledge during the Relevant Period in the course of his employment hereunder;

“Relevant Group Company”
any Group Company (other than the Company) for which the Executive has performed services under this Agreement or for which he has had operational/management responsibility at any time during the Relevant Period;

“Relevant Period”	the period of 12 months immediately before the Termination Date or (where such provision is applied) the commencement of any period of exclusion pursuant to clause 16.2 if earlier;

“Relevant Products or Services”
Products or Services with which sale or supply the Executive was directly concerned or connected or of which he had personal knowledge during the Relevant Period in the course of his employment hereunder;

“Restricted Territory”	any area or territory in which the Executive worked or to which the Executive was assigned by the Company or any Relevant Group Company at any time during the Relevant Period

13.2
The Executive will not without the prior written consent of the Gap Inc. (such consent not to be unreasonably withheld) directly or indirectly and whether alone or in conjunction with or on behalf of any other person and whether as a principal, servant, shareholder, director, officer, employee, agent, consultant, partner or otherwise:

13.2.1
within the Restricted Territory for a period of 6 months from the Termination Date be employed, engaged, concerned or interested in or provide technical, commercial or professional advice to any other business which supplies Products or Services in competition with the Company or any Relevant Group Company provided that this restriction does not apply to prevent the Executive from: (i) undertaking duties or activities which are materially different from those undertaken by him during the Relevant Period in the performance of his duties hereunder; or (ii) holding shares or other securities in any company which is quoted, listed or otherwise dealt in on a recognised investment exchange or other securities market and which confer not more than four percent of the votes which could be cast at a general meeting of such company; or (iii) being interested for passive investment purposes only as a member, debenture holder, loan note holder or beneficial owner of any stock, shares or debentures, or loan notes, which are listed or dealt in on a recognised investment exchange and which do not represent more than one per cent of the total share or loan capital from time to time in issue in such company; or (iv) being interested for passive investment purposes only as a member, debenture holder, loan note holder or beneficial owner of any stock, shares or debentures, or loan notes in Phase Eight and Fat Face in an amount not in excess of three percent of the total share or loan capital from time to time in each such company. To avoid any doubt, a passive investment purpose only as a member, debenture holder, loan note holder or beneficial owner of any stock, shares, debentures or loan notes, means that the Executive cannot be a director, officer, employee, consultant, partner, principal, servant, or agent of such companies

13.2.2
within the Restricted Territory for a period of 6 months from the Termination Date be employed, engaged, concerned or interested in any business which at any time during the Relevant Period has supplied Products or Services to the Company or any Relevant Group Company and/or do or attempt to do anything which causes or may cause the supplier to cease, alter or materially to reduce its supplies to the Company (or any Relevant Group Company as the case may be); or

13.2.3
within the Restricted Territory for a period of 6 months from the Termination Date be employed, engaged, concerned or interested in any business which is or was at any time during the Relevant Period a Relevant Customer of the Company or any Relevant Group Company and/or do or attempt to do anything which causes or may cause the Relevant Customer to cease or materially to reduce its orders or contracts with the Company or any Relevant Group Company; or

13.2.4
for a period of 12 months from the Termination Date so as to compete with the Company or any Relevant Group Company canvass, solicit or approach or cause to be canvassed, solicited or approached any Relevant Customer for the sale or supply of Relevant Products or Services or endeavour to do so; or

13.2.5
for a period of 12 months from the Termination Date so as to compete with the Company or any Relevant Group Company deal or contract with any Relevant Customer in relation to the sale or supply of any Relevant Products or Services, or endeavour to do so; or

13.2.6
for a period of 12 months from the Termination date solicit, induce or entice away from the Company or any Relevant Group Company or, in connection with any business in or proposing to be in competition with the Company or any Relevant Group Company, employ, engage or appoint or in any way cause to be employed, engaged or appointed a Critical Person whether or not such person would commit any breach of his or her contract of employment or engagement by leaving the service of the Company or any Relevant Group Company; or

13.2.7	use in connection with any business any name which includes the name of the Company or any Group Company or any colourable imitation of it.

13.3
Whilst the restrictions in this clause 13 (on which the Executive has had an opportunity to take independent advice as the Executive hereby acknowledges) are regarded by the parties as fair and reasonable, it is hereby declared that each of the restrictions in this clause 13 is intended to be separate and severable. If any restriction is held to be unreasonably wide but would be valid if part of the wording (including in particular but without limitation the defined expressions referred to in clause 13.1) were deleted, such restriction will apply with so much of the wording deleted as may be necessary to make it valid.

13.4
The parties agree that the periods referred to in sub-clauses 13.2.1, 13.2.2, 13.2.3, 13.2.4, 13.2.5 and 13.2.6 above will be reduced by one day for every day during which at the Company’s direction and pursuant to clause 16.2 below the Executive has been excluded from the Company’s premises and/or has not carried out any duties or has carried out duties other than his normal duties.

13.5
If the Executive breaches any of the provisions in this clause 13 the Company will be entitled by written notice to the Executive to extend the period during which the provisions of clause 13 which have been breached apply by an equivalent period to that during which the breach or breaches have continued, such additional period to commence on the date on which the said period would have otherwise expired. The Executive hereby agrees that if the Company so extends the period of any such restriction, this will not prejudice the right of the Company to apply to the Courts for injunctive relief in order to compel the Executive to comply with the provisions of this clause 14 and/or damages, as the case may be.

13.6	For the purposes of clauses 13 and 14 the Company has entered into this Agreement as agent for and trustee of all Relevant Group Companies and all Group Companies respectively.

13.7
If the Executive applies for or is offered a new employment, appointment or engagement, before entering into any related contract the Executive will bring the terms of this clause 13 and clauses 3, 4, 14 ,15, 16 and 17.2 to the attention of a third party proposing directly or indirectly to employ, appoint or engage him.

14.	Post-Termination Severance Period

14.1
If the Executive’s employment is terminated by the Company other than in accordance with Clause 17.1, prior to 13 February 2012, the following shall apply in addition to your statutory notice of six months, or pay in lieu of such notice:

14.1.1    In consideration of a payment of an amount equivalent to one year’s salary to be paid in 12 equal installments on the last date of each month, as well as continued reimbursement for your costs at current levels to maintain financial counselling services during this same 12 month period, and continued coverage for health and welfare benefits for you and your eligible dependents, if any, of an equivalent of the Company’s then current contribution to the cost for up to 18 months, inclusive of any working notice period, from the date of notice of termination, the Executive agrees that for a period of 12 months from the termination of his employment (“the Post-Termination Severance Period”), he will comply with Clauses 14.1.2 - 14.1.6.
14.1.2    All payments under Clause 14.1.1 are conditional upon the Executive entering into a Compromise Agreement with the Company confirming his acceptance of those payments in full and final settlement of all claims of any nature, howsoever arising in all jurisdictions and whether under contract, tort, statute or otherwise which the Executive has or may have against the Company or any Group Company as at the termination of his employment.

14.1.3    The Executive shall not be entitled to any or any further payments under Clause 14.1.1 if he is in actual or potential breach of this Agreement, or if he accepts any other employment or professional relationship with another company primarily engaged in the apparel design or apparel retail business or any retailer with apparel sales in excess of US$500 million annually.
14.1.4    Any or any further payments under Clause 14.1.1 will be reduced by the amount of any payments the Executive receives during the Post-Termination Severance Period from any employment or professional relationship which is not with the Company or any Group Company. At the Company’s absolute discretion it may also seek to recover any over payment(s) in accordance with Clause 14.1.1..
14.1.5    During the Post-Termination Severance Period the Executive agrees that he will continue to provide the Company or any Group Company with any services requested by the Company or any Group Company.
14.1.6 For the avoidance of doubt, it is agreed and declared by the parties that this Clause 14 shall not apply if the Executive’s employment is terminated by reason of resignation.

15.	Confidentiality

15.1
The Executive acknowledges that in the ordinary course of his employment he will be exposed to information about the business of the Company and the Group and that of the Company’s and the Group’s suppliers and customers which amounts to a trade secret, is confidential or is commercially sensitive and which may not be readily available to others engaged in a similar business to that of the Company or any of the Group Companies or to the general public and which if disclosed will be liable to cause significant harm to the Company or such Group Companies. The Executive has therefore agreed to accept the restrictions in this clause 15.

15.2	For the purposes of this clause and by way of illustration and not limitation information will prima facie be secret and confidential if it relates to:
(i)    raw materials;
(ii)    research and development;
(iii)    inventions;
(iv)    formulae and formulations;

(v)	methods of treatment, processing, manufacture or production, process and production controls including quality controls;

(vi)	suppliers and their production and delivery capabilities;

(vii)	customers and details of their particular requirements;

(viii)	costings, profit margins, discounts, rebates and other financial information;

(ix)	marketing strategies and tactics;

(x)	current activities and current and future plans relating to all or any of development, production or sales including the timing of all or any such matters;

(xi)	the development of new products;

(xii)	production or design secrets;
(xiii)    technical design or specifications of the Company’s products;

15.3
The Executive will not during the period of his employment with the Company obtain or seek to obtain any financial advantage (direct or indirect) from the disclosure of information acquired by him in the course of his employment with the Company.

15.4
The Executive will not either during his employment (including without limitation any period of absence or of exclusion pursuant to clause 17.2) or after its termination without limit in time for his own purposes or for any purposes other than those of the Company or any Group Company (for any reason and in any manner) use or divulge or communicate to any person, firm, company or organisation, except to officials of any Group Company who are entitled to know, any secret or confidential information or information constituting a trade secret acquired or discovered by him in the course of his employment with the Company relating to the private affairs or business of the Company or any Group Company or their suppliers, customers, management or shareholders.

15.5	The restrictions contained in this clause do not apply to:

(i)
any disclosure authorised by the Company or required in the ordinary and proper course of the Executive’s employment or required by the order of a court of competent jurisdiction or by an appropriate regulatory authority or as otherwise required by law;

(ii)
any information which the Executive can demonstrate was known to the Executive prior to the commencement of the Executive’s employment by the Company or by a Group Company or is in the public domain otherwise than as a result of a breach by him of this clause; or

(iii)	protected disclosures made pursuant to and in accordance with the Public Interest Disclosure Act 1998 and/or any policy on disclosure operated by the Company from time to time.

15.6
The provisions of this clause 15 are without prejudice to the duties and obligations of the Executive to be implied into this Agreement at common law. The Executive hereby agrees that at the request and expense of the Company he will enter into a direct agreement or undertaking with any other Group Company whereby he will accept restrictions and provisions corresponding to the restrictions and provisions in clauses 13 and 14 (or such of them as may be appropriate in the circumstances) in relation to such information and such area and for such period as such Group Company may reasonably require for the protection of its legitimate interests.

16.	Intellectual property rights

16.1	In this clause 16 “Intellectual Property” means any:

(i)	concept, discovery, invention, process, procedure, development or improvement in process or procedure;

(ii)
data, design, formula, model, plans, drawings, documentation, database, computer program or software (including related preparatory and design materials) whether registrable or not and whether or not copyright or design rights subsist in it; and

(iii)	idea, method, information or know-how
which is made, discovered, created or generated by the Executive whether alone or with others and whether or not in the course of his employment which relates to or affects the business of the Company or any Group Company or which is capable of being used or adapted for use in connection with any such company.

16.2	Without prejudice to the provisions of the Patents Act 1977, the Copyright Designs and Patents Act 1988 and any other applicable legislation:

16.2.1	the Executive must immediately disclose to the Company full details of any Intellectual Property;

16.2.2	if the rights in the Intellectual Property belong to the Company or are capable of doing so, the Executive will act as trustee for the Company in relation to them;

16.2.3	if requested by the Company whether during his employment or after the Termination Date the Executive will at the expense of the Company do everything necessary (including executing documents) to:

(i)	protect all current and future rights in the Intellectual Property (by applying for letters patent or other appropriate form of protection) in the United Kingdom or any other part of the world;

(ii)	vest, transfer or assign such protection or right as the case may be to the Company or its nominee with full title guarantee and the right to sue for past infringement and recover damages; and

(iii)	to provide all reasonable assistance as the Company may require to obtain, maintain or enforce rights to the Intellectual Property;

16.2.4
the Executive hereby irrevocably and unconditionally waives in favour of the Company the moral rights conferred on him by the Copyright Designs and Patents Act 1988 in respect of any Intellectual Property right in which the copyright is vested in the Company under this clause or otherwise;

16.2.5	the Executive hereby irrevocably authorises the Company to appoint a person to execute any documents and to do everything necessary to effect his obligations under this clause on his behalf.

17.	Termination

17.1
The Company may terminate the Executive’s employment immediately by summary notice in writing without compensation (notwithstanding that the Company may have allowed any time to elapse or on a former occasion may have waived its rights under this clause) if he:

17.1.6	commits, repeats or continues any serious breach of this Agreement or his obligations under it;

17.1.7	in the performance of his duties under this Agreement or otherwise commits any act of gross misconduct or serious incompetence;

17.1.8	prejudices or because of his behaviour is likely in the reasonable opinion of the Company to prejudice the interests or reputation of the Executive, the Company or any Group Company;

17.1.9	has committed/is charged with/is convicted of any criminal offence other than an offence which does not in the reasonable opinion of the Company affect his position under this Agreement;

17.1.10	becomes bankrupt or enters into or make any arrangement or composition with or for the benefit of his creditors generally;

17.1.11	becomes prohibited by law from being a director of a company;

17.1.12
becomes incapacitated from performing all or any of his duties under this Agreement by illness or injury (physical or mental) for a period exceeding (in total) 26 weeks (or such longer period as the Company may agree) in any period of 12 months; or

17.1.13	persistently fails to meet targets as performance criteria set for the Company.

17.2
Without prejudice to clause 4.1 after notice of termination has been given by either party pursuant to clause 3.2 or if the Executive seeks to or indicates an intention to resign as a director of the Company or any Group Company (if he is such at the time) or terminate his employment without notice, provided that the Executive continues to be paid and enjoys his full contractual benefits until his employment terminates in accordance with the terms of this Agreement, the Company may in its absolute discretion without breaking the terms of this Agreement or giving rise to any claim against the Company or any Group Company for all or part of the notice period required under clause 3.2:

(i)	exclude the Executive from the premises of the Company and/or any Group Company;

(ii)	require him to carry out specified duties (consistent with the Executive’s status, role and experience) for the Company or to carry out no duties;

(iii)	announce to employees, suppliers and customers that he has been given notice of termination or has resigned (as the case may be);

(iv)
instruct the Executive not to communicate orally or in writing with suppliers, customers, employees, agents or representatives of the Company or any Group Company until his employment hereunder has terminated.

For the avoidance of doubt, the Executive’s duties and obligations under clauses 4, 13, 14 and 15 and those to be implied into this Agreement at common law continue to apply during any period of exclusion pursuant to this clause.

17.3	On commencement of any period of exclusion pursuant to clause 17.2 the Executive will:

(i)	deliver up to the Company in accordance with clause 19 all property belonging to the Company or any Group Company; and

(ii)	resign in accordance with clause 19 from all offices and appointments he holds in the Company and any Group Company.

17.4
During any period of exclusion pursuant to clause 17.2 the Executive will not be entitled to accrue any bonus/ profit share/ performance-related pay under clause 7.4 or holiday other than his entitlement under the Working Time Regulations 1998 referred to in clause 11.2. Any untaken holiday entitlement accrued or likely to accrue up to the Termination Date should be taken during the leave period. The

Executive agrees to notify the Company of any day or days during the exclusion period when he will be unavailable due to holiday and will endeavour to agree convenient holiday dates in advance with the Company.

17.5
Before and after termination of the Executive’s employment, the Executive will provide the Company and/or any Group Company with reasonable assistance regarding matters of which he has knowledge and/or experience in any proceedings or possible proceedings in which the Company and/or Group Company is or may be a party.

17.6
The Executive agrees that at the expense and request of the Company and in any event on termination of his employment he will transfer or procure the transfer of all shares held by him in trust or as a nominee by virtue of his employment with the Company to such person or persons as the Company may direct. If the Executive fails to do so within seven days of any such request or the termination of his employment (as the case may be) the Company is irrevocably authorised to appoint a person or persons to execute all necessary transfer forms and other documentation on his behalf.

18.	Deductions

18.1
The Executive hereby authorises the Company to deduct from his remuneration (which for this purpose includes salary, pay in lieu of notice, commission, bonus, holiday pay and sick pay) all debts owed by the Executive to the Company or any Group Company, including but without limitation the balance outstanding of any loans (and interest where appropriate) advanced by the Company to the Executive.

18.2
The Executive undertakes to comply with the Company’s Recoupment Policy as in force from time to time. Without prejudice to the generality of the foregoing, the Executive hereby authorises the Company to deduct from his remuneration or (as is appropriate in the Company’s absolute discretion) cancel any bonus or other incentive, including without limitation, stock-based compensation, awarded to him after 1 April 2007 where:-

18.2.1	the payment to the Executive was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement by the Company;

18.2.2	in the Board’s view where the Executive engaged in fraud or intentional misconduct that was a substantial contributing cause to the need for the restatement referred to in Clause 18.2.1; and

18.2.3	where a lower award would have been made to the Executive based upon the restated financial results.
The Executive agrees that the said sum is recoverable by the Company or any Group Company as a debt, together with interest, if appropriate.

19.	Delivery of documents and property

19.1
On termination of his employment for any reason (or earlier if requested) the Executive will immediately deliver up to the Company all property (including but not limited to documents and software, credit cards, mobile telephone, computer equipment, facsimile machine, keys and security passes) belonging to it or any Group Company in the Executive’s possession or under his control. Documents and software include (but are not limited to) correspondence, diaries, address books, databases, files, reports, minutes, plans, records, documentation or any other medium for storing information. The Executive’s obligations under this clause include the return of all copies, drafts, reproductions, notes, extracts or summaries (however stored or made) of all documents and software.

20.	Resignation as director

20.1
The Executive will on termination of his employment for any reason at the request of the Company give notice resigning immediately without claim for compensation (but without prejudice to any claim he may have for damages for breach of this Agreement):

20.1.1	as a director of the Company (if he is such at the time) and all such Group Companies of which he is a director; and

20.1.2
all trusteeships held by him of any pension scheme or other trusts established by the Company or any Group Company or any other company with which the Executive has had dealings as a consequence of his employment with the Company.

20.2
If notice pursuant to clause 20.1 is not received by the relevant company within seven days of a request by the Company, the Company is irrevocably authorised to appoint a person to execute any documents and to do everything necessary to effect such resignation or resignations on the Executive’s behalf.

20.3
Except with the prior written agreement of the Company, the Executive will not during his employment under this Agreement resign his office as a director of the Company or any Group Company (if he is such at the time) and if he does so without the consent or concurrence of the Company, the Company will be entitled to terminate his employment pursuant to clause 16.1.6 or at the Company’s absolute discretion, to treat such resignation as notice of termination given by the Executive to the Company pursuant to clause 3.2 and to suspend the Executive pursuant to clause 17.2.

20.4
The Executive will not be required to retire by rotation in accordance with any provisions in the Articles of Association of the Company. In all other respects the Executive’s appointment as a director of the Company or any other Group Company will be subject to the Articles of Association from time to time of the relevant company.

21.	Rights following termination

21.1
The termination of the Executive’s employment under this Agreement will not affect any of the provisions of this Agreement which expressly operate or lawfully have effect after termination and will not prejudice any right of action already accrued to either party in respect of any breach of any terms of this Agreement by the other party (except in the case of termination by the Company pursuant to clause 3.3 in which case clause 3.3 will prevail in favour of the Company and the Group).

22.	Third party rights

22.1
Apart from the provisions of this Agreement which are expressly or impliedly entered into by the Company for itself and as agent of and trustee for any Group Company the parties do not intend that this Agreement should confer any right or benefit on any third party.

23.	Data protection

23.1
For the purposes of the Data Protection Act 1998 (as amended), the Executive gives his consent to the holding, processing and accessing of personal data provided by him to the Company and the Group for all purposes relating to the performance of this Agreement including but not limited to:

23.1.1	administering and maintaining personal records;

23.1.2	paying and reviewing salary and other remuneration and benefits;

23.1.3	providing and administering benefits (including, if relevant, pension, life assurance, permanent health insurance and medical insurance); undertaking performance appraisals and reviews;

23.1.4	maintaining sickness, holiday and other absence records;

23.1.5	equal opportunities matters including the operation of an equal opportunities policy;

23.1.6	taking decisions about the Executive’s fitness for work;

23.1.7	carrying out performance appraisals and development reviews;

23.1.8	providing references and information to future employers;

23.1.9	providing information to governmental and quasi-governmental bodies for social security and other purposes, the Inland Revenue and the Contributions Agency;

23.1.10	recording the commission or alleged commission of any offence;

23.1.11	providing information to future purchasers of the Company or and Group Company or of the business(es) in which the Executive works; and

23.1.12	transferring information concerning the Executive to a country or territory outside the EEA.

24.	Notices

24.1
Notices under this Agreement by the Executive to the Company should be addressed to the Gap, Inc.’s General Counsel’s Office, 2 Folsom Street, San Francisco, California 94105 and sent by first class post or by facsimile transmission or other form of electronic delivery to this Office and notices given by the Company to the Executive should be served personally or sent by first class post or sent by facsimile transmission or other form of electronic delivery to his usual or last known place of residence in England. In case of service by post, the day of service will be 48 hours after posting and in the case of facsimile transmission or other electronic delivery the day of service will be the day of transmission by the sender.

Miscellaneous

24.2	This Agreement will be governed by and interpreted in accordance with the law of England and Wales.

24.3	The parties to this Agreement submit to the exclusive jurisdiction of the English Courts in relation to any claim, dispute or matter arising out of or relating to this Agreement.

24.4	Any delay by the Company in exercising any of its rights under this Agreement will not constitute a waiver of such rights.

24.5	There are no collective agreements which directly affect the Executive’s terms and conditions of employment.
THIS AGREEMENT has been signed on behalf of the Company by a director and executed and delivered as a deed by the Executive on the date set out at the beginning.
SIGNED by         )
for and on behalf of THE COMPANY    )        /s/ Glenn Murphy
Director (Glenn Murphy)

/s/ Stephen Sunnucks
Stephen Sunnucks